Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-264886) of Spirit AeroSystems Holdings, Inc.,
(2)	Registration Statement (Form S-8 No. 333-146112) of Spirit AeroSystems Holdings, Inc.,
(3)	Registration Statement (Form S-8 No. 333-195790) of Spirit AeroSystems Holdings, Inc., and
(4)	Registration Statement (Form S-8 No. 333-220358) of Spirit AeroSystems Holdings, Inc.;
of our reports dated February 17, 2023, with respect to the consolidated financial statements of Spirit AeroSystems Holdings, Inc. and the effectiveness of internal control over financial reporting of Spirit AeroSystems Holdings, Inc. included in this Annual Report (Form 10-K) of Spirit AeroSystems Holdings, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Wichita, Kansas

February 17, 2023